LEASE AND CONCESSION AGREEMENT

     This Agreement made as of the 17th day of September, 1997 by and between All-American Golf LLC ("LLC") and Saint Andrews Golf Corporation ("Developer") both with offices at 5325 South Valley View Boulevard, Suite 10, Las Vegas, NV 89118 (jointly referred to as "Owners") and Sierra Sportservice, Inc. ("Contractor") and Sportservice Corporation ("Guarantor") with offices at 438 Main Street, Buffalo, New York 14202.

                                 WITNESSETH:

     WHEREAS, Developer is the developer of a sports entertainment complex located at the southeast corner of Las Vegas Boulevard South and Sunset Road, Las Vegas, NV to include: (1) a Callaway Golf Center to be operated by All-American Golf LLC, a California limited liability company whose members are Developer (80%) and Callaway Golf Company (20%); and (2) an All-American SportPark to be operated by Developer;

     WHEREAS, the Owners have leased the sites for the foregoing operations from Urban Land of Nevada under two separate lease agreements, one covering the Callaway Golf Center (40+/- acres) and one covering the All-American SportPark and copies of such leases have been provided to Contractor;

     WHEREAS, Contractor is engaged in the food and beverage business and is experienced in concession services; and

     WHEREAS, the parties desire to enter into this agreement whereby Contractor shall be responsible for providing all food and beverage services at the above-described facility during the term of this agreement.

     NOW, THEREFORE, in consideration of the premises hereto and the mutual covenants hereinafter set forth, the parties agree as follows:

                               ARTICLE I
                              Definitions

     1.1 DEFINITIONS. As used herein the terms set forth below shall be defined as follows:

     "Affiliate" shall mean any Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with the specified Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling" "controlled by" or "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cover the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

     "Agreement" shall mean this Lease and Concession Agreement.

     "Arena Restaurant Sales" means Gross Receipts from the sale of Refreshments in the Sports Bar and Arena Restaurant located in the pavilion of the All-American SportPark and any outside Cabana Areas where table service is provided excepting only ClubHouse and adjacent patio and all Catering Sales.

     "Branded Products" shall mean: those products with respect to which Contractor must pay a franchise or licensing fee and/or advertising fees; and/or those products which are to be sold using vendor supplied equipment.

     "Catering Sales" means Gross Receipts of Contractor generated through Catering Services.

     "Catering Services" shall mean the preparation and sale of Refreshments, including table and banquet type meal service, for conventions, assemblies and meetings held at any location in the Park, including the Arena Restaurant, Clubhouse, and any other location in the Park and all Outside Catering Services.

     "Clubhouse Sales" shall mean Gross Receipts derived from the Sale of Refreshments in the Golf Club House and adjacent outdoor patio areas, excluding Catering Sales.

     "Common Areas" - means all loading docks and facilities, elevators, common passage areas, restrooms, and other common areas of the Park, and appurtenant easement and access areas thereto to the extent necessary for Contractor's use of the Food Service Facilities for the purposes set forth herein.

     "Concession Sales" means Gross Receipts of Contractor generated through Concession Services. Any advertising revenues received from purveyors for signage or sponsorships shall be treated as Concession Sales. However, no rent shall be payable on any in-kind services offered by purveyors, such as free equipment or menu boards.

     "Concession Services" shall mean the sale of Refreshments from concession stands, bars, and booths and outside areas (if table service is not provided) and through the use of roving vendors, excluding Catering Services.

     "Contractor" shall mean Sportservice Corporation, or its assignee.

     "Contractor's Services" shall mean Catering Services, Concession Services and the Sale of Refreshments from Mobile Stands, in the Clubhouse and in the Arena Restaurant hereunder and the conduct of all related business hereunder.

     "Default Rate" shall mean a rate per annum equal to the lesser of (i) a varying rate per annum that is equal to two percent (2%) per annum over the Prime Rate set by Chemical Bank from time to time with adjustments in that varying rate to be made on the same date as any change in that Prime Rate and
(ii) the maximum non-usurious rate permitted by Applicable Law, with adjustments in that varying rate to be made on the same date as any change in that rate.

     "Developer" shall mean Saint Andrews Golf Corporation.

     "Development Costs" shall include all costs of design and construction of Food Service Facilities and/or of purchasing, shipping and installing applicable Food Service Assets, including but not limited to all applicable labor and material charges; construction insurance and bonding; general contractor fees and charges; architectural, engineering and design fees and charges; intercompany charges of Contractor's affiliate of 4% of the aggregate Development Cost of any project and all other out-of-pocket costs and expenses related to the applicable construction project.

     "Drawings" shall mean plans and specifications for the All-American Park prepared by Swisher & Hall dated ________________.

     "Event" means any concert, entertainment presentation, meeting, convention or other use of the Park.

     "Fiscal Year" shall mean the fiscal year of Contractor which ends on the Sunday closest to December 31st. The first Fiscal Year shall commence on the Commencement Date and shall terminate on the next succeeding Sunday closest to December 31st.

     "Food Service Assets" shall mean all Refreshment equipment, furniture, fixtures and trade fixtures; all related office and commissary equipment and furniture including but not limited to all concession and commissary items; all bar, beverage and refrigeration and freezer units; all menu boards, signs and graphics; all point of sale equipment; appliances and Smallwares; and all Mobile Stands, transportation equipment; and all patio furniture, fixtures and equipment.

     "Food Service Design Rights" shall mean all intellectual, industrial and other proprietary rights in and to the design, structure, layout, image, or name and/or menu of any of the Food Service Facilities, including the right to copy, reproduce, or otherwise exploit the same and any and all copyrights and trademarks related thereto.

     "Food Service Facilities" shall mean: the Arena Restaurant, the Clubhouse restaurant associated with the golf club house, all permanent concession stands associated with the Arena food court; and all other concession stands, bars, booths, service bars, pantries, restaurants, kitchens, commissaries, concession storage areas and dressing rooms, concession offices, now or hereafter erected on the grounds of the Park.

     "GAAP" means generally accepted accounting principles, consistently applied.

     "Governmental Authority" shall mean any and all applicable courts, boards, agencies, commissions, offices or authorities of any nature whatsoever for any governmental or quasi-governmental unit (federal, state, county, district or municipal), whether now or hereafter in existence.

     "Gross Receipts" shall mean the total amounts received by Contractor for Contractor's Services rendered at the Park hereunder whether such sales be evidenced by cash, check, credit, charge account or otherwise and shall include the amounts received from the sale of all such items at the Park, together with the amount received from all orders taken or received at the Park, whether such orders be filled from there or elsewhere, less only:

               (1) Any Sales Taxes collected in connection with such sale, as payable to the appropriate Governmental Authority;

               (2) Service charge and/or gratuities received by the Contractor;

               (3) Any reduced price sales made to Owner or third parties at the request of Owner;

               (4) Meals consumed by Contractor's on-duty personnel without charge (or at a reduced price) to such personnel;

               (5) Any sublet sales made in accordance with Section 5.13 hereof, (However, commissions from sublet vendors, except those operating vending machines, shall be included in Gross Receipts);

               (6)     Receipts from purveyors related to returns;

              (7)     Manufacturers' and/or Distributors' rebates and awards;

              (8) The amount of cash and quantity discounts received from sellers, suppliers and manufacturers; and

              (9) Receipts from the rental of furniture, equipment, linens, china, cutlery and/or decorations and/or from the sale of flowers.

              (10) Receipts from Vending Machines and/or rental fees received from third party subcontractors operating such machines in the Park.

     In no event shall there be deducted from Gross Receipts any taxes imposed upon the operations or existence of Contractor (such as, without limitation, income taxes (whether federal, state or municipal and franchise taxes), nor shall there be deducted any bank charges or service charges for credit or credit card sales.

     "Hazardous Substance" shall mean substances that are defined or listed in, or otherwise classified pursuant to, any Applicable Law (or other enforceable criteria and guidelines promulgated pursuant thereto) as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," "pollutants," "contaminants," "radioactive material," "petroleum or any fraction thereof" or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or "EP toxicity," and petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy.

     "Indemnities" shall mean Developer, LLC (and its Members), Landlord and any mortgagee having a security interest in the Park, together with all of their officers, directors, shareholders, employees and agents.

     "Landlord" shall mean Urban Land of Nevada and its successors in title to the land underlying the Park.

     "Legal Requirements" shall mean any and all present and future laws, statutes, ordinances, decisions, decrees, statutes, rulings, rules, codes, procedures, orders, regulations, permits, certificates, licenses and other requirements of any Governmental Authority including, without limitation, any safety laws, health laws, environmental laws and laws regarding the rights of and obligations to the handicapped and disabled, including without limitation, the Occupational Safety And Health Act and the Americans With Disabilities Act.

     "LLC" shall mean All-American Golf LLC whose Members are Developer (80%) and Callaway Golf Company (20%).

     "Mobile Stands" shall mean all portable concession stands and bars, golf carts, carts and kiosks used by Contractor hereunder.

     "Month" shall mean any calendar month unless otherwise specifically stated.

     "Occupancy Taxes" shall mean a tax on rental payments or an ad valorem tax imposed, assessed or levied by the City of Las Vegas or the County of Clark (or any taxing jurisdiction that is a subdivision of the foregoing) on or with respect to Contractor's rights and interests created by this Agreement, including, but not limited to, Contractor's rights of occupancy and use of the Food Service Facilities and Food Service Assets provided, however, the foregoing notwithstanding, in the event that Contractor receives any written notice of any such Occupancy Taxes, immediate notice thereof shall promptly be provided to Owner. Owner shall have the right (but not the obligation) to initiate (or cause to be initiated) a contest of any such Occupancy Taxes, in which event Contractor shall cooperate in its opposing or contesting of such levy or assessment. In the event of any such contest, Owner and Contractor shall each bear their own costs and expenses in connection therewith.

     "Outside Catering" shall mean the provision of Catering Services by Contractor (or any Affiliate of Contractor) to the Outside Catering Area using the Food Service Facilities at the Park for preparation of the Refreshments for which Contractor has obtained the prior written approval of Owner, which approval will not be unreasonably withheld. Contractor acknowledges that it will direct its primary focus towards soliciting catering business for its facilities within the Park and not for providing catering at other locations. Prior to the acceptance by Contractor of any opportunity to provide Outside Catering, Contractor shall furnish written notice of each such Outside Catering opportunity and reasonable details thereof, including copies of any proposed function sheet(s) and contract(s) for such opportunity to Developer. Developer shall approve or disapprove of such engagement of Contractor for Outside Catering within 10 days following receipt of applicable information. In no event shall Owners assume any risk or liability for the operation by Contractor of Outside Catering or any costs, liabilities, claims, demands, losses or damages (of whatever kind) incurred (directly or indirectly) in connection therewith. Contractor fully assumes any and all such risks and shall indemnify and hold Owners fully harmless therefrom.

     "Outside Catering Area" shall mean anywhere in Las Vegas, Nevada outside of the Park.

     "Owners" shall mean Developer and LLC.

     "Park" shall mean the entire 65 acre site described on Exhibit A on which the Callaway Golf Center and the All-American SportPark are to be built, together with any expansion hereafter constructed.

     "Park Design Rights" shall mean all intellectual, industrial and other proprietary rights in and to (1) the design, structure or image of the Park or any entertainment facility therein and (2) to Events held at the Park, including the right to copy, reproduce or otherwise exploit the same, and the copyrights and trademarks related thereto. Park Design Rights do not include the Food Service Design Rights.

     "Person" shall mean any individual, corporation, partnership, association, trust or other entity whatsoever.

     "Refreshments" shall mean refreshments, confectioneries, candy, beverages (alcoholic and non-alcoholic), snacks, meals and all other food and beverage products of every kind and nature.

     "Rent " means the rents and fees due from Contractor to either Developer or LLC (as applicable) for the exclusive use of the Food Service Facilities and the grant of rights hereunder, all as provided in Section 5.1 hereof.

     "Sales Taxes" means any tax on sales, excise taxes or value-added taxes, assessed against gross revenues of Contractor hereunder.



     "Smallwares" shall mean the following: cutlery utensils, cookware, china, glassware and uniforms.

     "Substantial Completion Date" means the date that construction of all of the Food Service Facilities in the Callaway Golf Center and the All-American SportPark, respectively, are substantially complete and all necessary occupancy and use permits have been issued and substantially all Food Service Assets have been installed and the entire Park is completed and opened to patrons for general and customary use.

     "Term" shall have the meaning set forth in Section 3.2.

     "Utility Systems" means any water, sewage (including but not limited to all permits, fees and tap fees), gas, plumbing and general lighting, sprinkler and fire safety, telephone and telecommunication and security facilities, piping (including drains and grease traps for sewage), ductwork, conduit, fiber optic lines, wiring (including all electrical panel boards and transformers), outlets and connections and mechanicals (as applicable); and heating, ventilating, and air conditioning equipment, ductwork and electrical components and all applicable elevators and escalators. "Utility Services" shall mean the full and unimpeded use of the foregoing Utility Systems for their intended purpose. As used herein, water shall mean water fit for human consumption and in compliance with all applicable laws, rules, regulations and orders.

     "Vending Machine Receipts" means net receipts from the Sale of Refreshments from vending machines or rental fees received from third party subcontractors for permitting such subcontractors to operate Vending Machines in the Park.

                                  ARTICLE II
                                 Development

     2.1     DEVELOPMENT OF PARK.

     (a) LLC covenants to develop and construct a portion of the Park on the site described in Exhibit A on or before October 1, 1997, which will have the following major attractions:

              The Callaway Golf Center (40+/- acres) to include a Country Club golf experience, as an authorized licensee of Callaway Golf Company to contain: 110 (on 2 tiers) tee stations; a 14 acre driving range, an executive par 3 golf course; and a clubhouse (including pro shop, training and custom club fitting center and Clubhouse Restaurant).

     (b)(i) Developer covenants to develop and construct a portion of the Park on the site described in Exhibit A on or before March 1, 1998 which will have the following major attractions:

              An All-American SportPark with the following amenities:

              Slugger Stadium, as an authorized licensee of Major League Baseball Properties to contain approximately 17 batting stalls facing a home run wall designed to replicate major league facilities in a full-size batting stadium.

               Go cart racing tracks, as an authorized NASCAR licensee, to be comprised of three different track formats: Tri-Oval, Road Course and Junior Oval. The different formats will have a combined capacity of 125 karts with an instant capacity of 25 karts per track. The driver will have the option to drive either a 5/8-scale NASCAR Craftsman Truck Series replica, or Junior Stock Car replica. The Official Go-Karts of the NASCAR SpeedPark are currently being engineered and will be manufactured by Roush Racing of Livonia, Michigan. The NASCAR SpeedPark will also be comprised of a Garage Experience, Pit Row/Pit Stop Challenge, Victory Lane/Winner's Circle, Tailgaters Picnic Grounds, NASCAR Retail Trackside Hauler, Video Arcade and Virtual Reality Zone, Snack Bar, Indoor Retail Area, and Grandstands with a Press Box Tower.

               A 80,000 square foot sports and retail pavilion to include: a large Sports Arena for basketball, tennis and/or roller-blading (together with skyboxes, broadcast facilities, bleachers); a food court; a two tiered restaurant and bar; party rooms and a variety of retail and ancillary entertainment areas.

               The parties acknowledge that the licensing arrangements and entertainment facilities described above may change over the course of the Term of this Agreement. Owners agree to use all reasonable commercial efforts to maintain relationships with nationally recognized professional sports leagues and organizations as sponsors or licensors for its entertainment facilities and events.

          (b) (ii)   Developer represents that:  (i) it has obtained licensing
rights from Callaway Golf Company, NASCAR and Major League Baseball and that it has provided Contractor with accurate copies of such agreements; (ii) the Drawings for the entire Park have been completed and construction of the entire project shall be completed in accordance with the Drawings and all Legal Requirements by March 1, 1998; and (iii) all interior building areas will be fully ventilated and air conditioned for the comfort of the patrons.

     2.2     DEVELOPMENT OF FOOD AND BEVERAGE FACILITIES.

     (a) In connection with all Food Service Facilities for the Callaway Golf Center, the LLC will provide at its sole cost and expense, and in connection with all Food Service Facilities for the All-American SportPark, Developer will provide at its respective sole cost and expense, all necessary building structure and shell components; all exterior and interior demising walls; ceilings and floors (except for floors on the ground floor food court area); primary power to such facilities; all Utility Systems (and related items delineated in Section 1.1 above) stubbed through slab or through the interior side of exterior walls; all transformers and primary electrical panel boxes; under slab drains for each Food Service Facility per Legal Requirements (but Contractor will be responsible for connecting fixtures and equipment to drains); sprinkler systems and runs (but no drops or heads); all base HVAC systems (including primary supply and return ducts to Contractor's Food Service Facilities) (with base units set on roof at 250 square feet per ton); all restrooms (except as described below); and exterior patios, decks, terraces and cabanas (all of which shall be built on pavers and covered). The slabs for the ground floor food court area shall be blocked out by Developer. Contractor shall pour that portion of the floor.

     (b) Contractor will expend approximately $3.85MM in Development Costs for its "Leasehold Improvements" and Food Service Assets for the Food Service Facilities. Contractor's Leasehold Improvements include the following work: interior non-demising walls and ceilings (to the extent required by design); wall, floor, ceiling, and window treatments and finishes; all millwork, counters, bars, shelving, display cases and cabinetry; mirrors, furnishings, decorations and memorabilia, lighting, signage and menu boards; sprinkler drops and heads, subpanels for electricity as required, grease traps, and HVAC interior ductwork defusers and lighting fixtures. Contractor will be responsible for construction of interior restrooms for the Arena Restaurant up to a maximum of $50,000 within the $3.85MM budget. In connection with the foregoing, Contractor will obtain and retain the Food Service Design Rights and shall use the logo of its affiliate, the "Boston Garden" for the Arena Restaurant, with the understanding that any and all such logo and trademarks shall be removed by Contractor upon termination of this Agreement.

     (c) To the extent that Food Service Facilities are not substantially completed for the opening of Callaway Golf Center or the All-American SportPark, respectively, Contractor will use all reasonable commercial efforts to provide food and beverage services from temporary facilities on or about October 1, 1997.

     2.3     SUBMISSION OF PROPOSAL FOR FOOD SERVICE FACILITIES.

     Within 30 days following execution of this Agreement, Contractor shall submit to Developer conceptual plans and elevations for each of the Food Service Facilities associated with the Callaway Golf Center. Contractor shall submit a Proposal for the Food Service Facilities for the All-American SportPark ("Proposal") within 30 days following receipt of Developer's request for same and satisfaction of the Conditions Precedent described in
Section 13.7. In each case Developer shall complete a review of the applicable Proposal and within ten (10) days after submission, either approve the Proposal or advise Contractor in writing and with reasonable specificity the reason(s) for non-approval. In the latter event, Developer and Contractor, by their appropriate representatives shall proceed with due diligence and good faith to meet and resolve outstanding issues so that the Proposal (as they may be revised) are approved. If such approval is not obtained within one hundred and twenty (120) days following the original submission date, Contractor may, at its option, terminate this Agreement upon ten (10) days' written notice to Developer.

     Within 45 days following receipt of approval by Developer of each Proposal, respectively, Contractor shall prepare its basic layout drawings, furniture and equipment layout, reflective ceiling plans and representative sample boards ("Schematic Designs") for the Food Service Facilities and submit
them to Developer for review.   Developer shall provide Contractor with any
requests for technical or aesthetic changes within 10 days of receipt of such Schematic Designs. Such requests will be made only in good faith and shall be consistent with the previously approved Proposal. If Developer requests changes, the parties by their appropriate representative shall proceed with due diligence and good faith to meet and resolve outstanding issues so that the Contractor can proceed with development of Construction Drawings.

     2.4     SUBMISSION OF PLANS AND SPECIFICATIONS FOR INITIAL IMPROVEMENTS.

     Based on such discussions, Contractor shall prepare and deliver to Developer for its records the Construction Drawings for completion of the applicable Food Service Facility within 30 days following receipt of Developer's approval/or requests for changes related to the Schematic Designs.

     2.5     COMPLETION OF INITIAL IMPROVEMENTS.

     Upon submittal of the Construction Drawings, Contractor shall commence construction in accordance with such Construction Drawings for the Food Service Facilities including, but not limited to, items of decor, and all other Concession Assets and supplies necessary in the proper conduct of Contractor's business. Construction of each Food Service Facility shall be substantially completed within 120 days following completion of the applicable Construction Drawings and receipt of appropriate construction permits.

     2.6     CERTIFIED DEVELOPMENT COSTS.

     Within one hundred eighty (180) days after substantial completion of the Food Service Facilities, Contractor shall provide Developer with a certified statement setting out the total Development Costs incurred by Contractor, together with copies of applicable invoices.

     2.7     APPROVAL OF PLANS AND SPECIFICATIONS.

     All plans for improvements, alterations or renovations, either for the construction of the Food Service Facilities or any of additional facilities or alterations to same, shall be prepared, submitted and approved as outlined in Sections 2.3 - 2.5 hereof, and shall be subject to the same restrictions as provided herein. Contractor, at its sole expense, must obtain appropriate approval from all local, state, and federal agencies, as required, for the completion of any and all improvements.

     (a) All plans for improvements shall be prepared by registered engineers and architects.

     (b) All improvements shall be planned and constructed in accordance with all Legal Requirements.

     (c) Upon completion of any construction project, Contractor shall provide Developer with one (1) complete set of as-built drawings in reproducible form.

     2.8 WAGE RATES. Contractor will be provided with a non-union gate for use by Contractor's general construction contractor and its subcontractors. In the event that Contractor's general contractor and/or its subcontractors are required to pay "prevailing wages" (as that term is generally defined under federal law) or honor conditions of employment imposed under a collective bargaining agreement and the aggregate amount expended by Contractor for Development Costs exceeds $3,850,000, the term of this Agreement shall be extended by 30 days for each $33,000 spent in excess of $3,850,000.

     2.9 TITLE. Contractor shall retain title to all Food Service Assets throughout the term of this Agreement. However, upon expiration or termination, Contractor shall be obligated to sell same to Owner(s) in accordance with Section 8.5 of this Agreement.

     Contractor shall retain title to all Food Service Design Rights and upon termination shall have the right to remove all signage, logos and distinguishing decorations provided that it does so within 60 days following any such termination.

                                 ARTICLE III
                          Grant of Rights and Term

     3.1 SCOPE: (a) Subject to the terms of Sections 3.1(c) and Article IV below, Owners, jointly and severally, hereby grant the Contractor the sole and exclusive right to prepare, present, promote, and sell any and all Refreshments in , on and about the Park during the Term of this Agreement.

     (b) Sales shall be conducted from the Food Service Facilities within the Park once same are constructed, through vending throughout the Park, through the use of Mobile Stands and Vending Machines and through Catering Services provided within and about the Park.

     (c) Except as described below, no one shall sell or be permitted to sell or distribute any Refreshments within and about the Park, except by or through Contractor.

     (d) Contractor agrees to provide the above described services during all regular operating hours of the Park and, as needed at Events, on the terms and conditions set forth in this Agreement as herein contained. The level and type of service shall be appropriate for the anticipated attendance.

     (e) Except as described in this Agreement, the Contractor shall have no right to use the Park Design Rights. Use of Food Service Design Rights and/or use of signage for Branded Products or to promote any Refreshments sold by Contractor shall not be considered prohibited under this provision.

     (f) The parties acknowledge that under Nevada Law, Contractor might be able to install a limited number of slot machines and/or video gaming devices in the Clubhouse Restaurant and/or the Arena Restaurant. Notwithstanding the foregoing, the scope of rights granted hereunder shall not include gaming activities without the express prior consent of the LLC with respect to the Callaway Golf Center and the Developer with respect to the All-American SportPark.

     3.2 TERM. The initial term (the "Term") of this Agreement shall be for a period commencing on the date hereof and terminating on the 10th anniversary of the Substantial Completion Date. Notwithstanding the foregoing, the parties acknowledge that Contractor's occupancy rights and Contractor's obligation to provide the Contractor's Services (or so much of same as permitted by the then state of completion of the Food Service Facilities) shall commence on the date the Park is first opened for business.

     3.3 RIGHT OF FIRST REFUSAL. Contractor will have a right of first refusal for future Parks to be built by Developer, or its affiliates, elsewhere. Developer shall provide Contractor with all of the information Contractor requires concerning any such opportunity and Contractor shall have the right to review same for a period of 90 days. If Contractor accepts the offer, the parties shall work together to finalize all terms and conditions required for consummation of the transaction. If Contractor rejects the offer, Developer shall be free to select another provider of food services for the park in question. Upon expiration of this Agreement, Contractor shall also have a right of first refusal to operate as the exclusive concessionaire of Refreshments in accordance with the scope of rights granted hereunder.
Upon such expiration, Owners shall have the right to seek other offers. However, Owners shall give Contractor written notice of any bonafide third party offer receives and Contractor shall have 30 days to decide whether it wishes to extend and amend this agreement in accordance with the financial terms of the offer Owners wish to accept. If Contractor fails to notify Owners in writing of its decision to so extend and amend, Owners shall be free to accept the bonafide third party offer. In consideration for the foregoing, Contractor will pay Developer $100,000 upon satisfaction of the Conditions Precedent described in Section 13.7 and conditional thereon. A "Second Payment" of $100,000 shall be paid upon completion of construction of all necessary Food Service Facilities and commencement of on-site operations by Contractor and Owner, provided that Contractor is able to complete the work described in Section 2.2(b) for no more than $3.85MM. If the cost of the work described in Section 2.2(b) is more than $3.85MM but less than $3.95MM, the foregoing Second Payment shall be equal to the lessor of $100,000 or the difference between $3.95MM and the aggregate amount expended. If more than $3.95MM is expended, no Second Payment will be made.

                                  ARTICLE IV
                          Owner's Responsibilities

     4.1 OPERATION OF PARK. Owners covenant to operate the Park on a year round, seven day a week basis in accordance with the standards of the industry on a continuous basis throughout the Term of this Agreement.

     4.2     LEASE OF FOOD SERVICE FACILITIES.   LLC shall and does hereby
lease to Contractor, for its sole and exclusive use throughout the Term hereof, all Food Service Facilities shown in the Drawings for the Callaway Golf Center and all others constructed hereafter in the Callaway Golf Center. Developer shall and hereby does lease to Contractor, for its sole and exclusive use throughout the Term hereof, all Food Service Facilities shown in the Drawings for the All-American SportPark and all others constructed hereafter in the All-American SportPark. Possession of Food Service Facilities shall be delivered to Contractor upon completion of the work described in Sections 2.1(a) and 2.2(a). Contractor's right of occupancy to all Food Service Facilities shall be a leasehold interest, granted by each Owner, respectively, in consideration of the services to be rendered by Contractor for Owners hereunder and each Owner warrants that for so long as Contractor fulfills its obligations under this Agreement and (subject to any Condemnation or Casualty Event (as those terms are hereinafter defined in Article XI or Article IX)), Contractor shall and may peacefully and quietly have, hold and enjoy all of the respective Food Service Facilities (now contemplated and/or hereafter constructed), to the exclusion of all others, for the Term of this Agreement. In addition, throughout the Term hereof, Contractor shall have the right to occupy and use on a non-exclusive basis all Common Areas of the Park in common with others using the Park. Owners agree to execute appropriate short form notices or memorandums of lease for filing on the appropriate land records in the form of Exhibit B. Contractor shall retain title to all of its Food Service Assets.

     (a) Owners reserve a right of access to the Food Service Facilities for themselves and their authorized agents, representatives, and contractors for the limited purposes of inspecting, maintaining and repairing the structural components of the Food Service Facilities and/or their Utility Systems and for the purposes of maintaining health, safety and security standards throughout the Park. Upon the expiration of the Term or the earlier termination of this Agreement, Contractor shall surrender the Food Service Facilities in good order, condition and repair except for ordinary wear and tear and deficiencies in repair, maintenance and replacement for which Owners are responsible pursuant to the further terms hereof.

     (b) Location of all Mobile Stands and auxiliary storage space required by Contractor, from time to time, shall be approved in writing by the Owner which controls the applicable location. Owners reserve the right to require the Contractor to move Mobile Stands and to relocate items from any auxiliary storage space when needs of an Event require the use of them.

     (c) Contractor hereby irrevocably assigns to Owner(s) any award, compensation or insurance payment to which Contractor may become entitled by reason of the leasehold granted to Contractor hereunder in the event of a Casualty or Condemnation (each as hereinafter defined) other than any insurance payment received by Contractor under a policy maintained by Contractor.

     (d) Subject to the terms of Articles IX and XI, Owners, at their sole cost and expense, shall be responsible for the repair and maintenance of the Park, including but not limited to all structural components of the Food Service Facilities, all Utility Systems (and all components installed and/or constructed by Owners, or either of them, under Section 2.2(a)) of the Food Service Facilities.

     4.3 SECURITY. Owners shall be fully responsible, at its sole cost and expense, for providing all necessary security forces for crowd control and/or to fulfill Legal Requirements of any Governmental Authority.

     4.4 ATTENDANCE INFORMATION. Owners agree to furnish to Contractor daily with a statement of daily turnstile count showing the total number of paid and free admissions and passes (to the extent such information is available). Owner shall also provide Contractor with any advance ticket sales information as same becomes available.

     4.5 ACCESS. Owners shall provide Contractor's personnel with ready ingress and egress to and from the Park, without charge, during the term hereof in order to enable Contractor to maintain the interior of its Food Service Facilities and its Food Service Assets, and to maintain inventory and product. Free parking will be provided for Contractor's executive staff.

     4.6 THIRD PARTY VENDORS. Vendors, peddlers, or Persons other than Contractor's employees, shall not be permitted to vend, otherwise sell, or distribute any Refreshments at or within the Park, and Owners shall, at all times, see to their dispersal, to the extent Owners can legally do so. Except as permitted under Section 3.1(c) above, neither Owners nor their licensees will sell or distribute Refreshments within the Park or the Park site, nor will patrons be permitted to bring Refreshments into the Park or the parking areas abutting same. To the extent they can legally do so, Owners will enforce this provision within all parking lots servicing the Park.

     4.7 UTILITY SERVICES. Full and unimpeded use of all Utility Systems shall be provided to Contractor at no cost, except Contractor shall be responsible for all applicable metered gas and electrical charges incurred in operation of its kitchen facilities.

     Owners, under no circumstances, shall be liable to Contractor, in damages or otherwise, for any interruption of any of the above Utility Services. However, Owners shall use all reasonable efforts to restore as promptly as possible to full service any Utility Service which is interrupted.

     4.8 NO CONSENTS. Owners represent and warrant to Contractor that there are no consents required from any third party including any other Governmental Authority to the terms, conditions or effectiveness of this Agreement except for Landlord and Callaway Golf Company.

     4.9 CLEANING AND MAINTENANCE. Owners shall be responsible for all cleaning and maintenance of the Park and all public areas of the Food Service Facilities, excluding only the commissary areas, and inside concession stands and bars, kitchen and office areas and inside the public serving areas of the restaurants. Owners will be responsible for cleaning all patio areas. However, Contractor shall bus all tables.

                                  ARTICLE V
                      Contractor's Rent and Other Duties

     5.1     CONTRACTOR'S RENT.

          (a) Contractor agrees to pay Developer the following Rent with respect to Concession Sales:

               (i)     for the first $1,700,000 in annual
                       Concession Sales                           12%

               (ii)    for all annual Concession Sales in
                       excess of $1,700,000 but less than
                       $2,000,000                                 14%

               (iii)   for all annual Concession Sales
                       in excess of $2,000,000 but less
                       than $2,500,000                            15%

               (iv)    for all annual Concession Sales in
                       excess $2,500,000 but less than
                       $3,000,000                                 17%

               (v)     for all annual Concession Sales in
                       excess of $3,000,000                       20%

          (b) Contractor agrees to pay Developer as rent with respect to all Gross Receipts derived from the sale of Refreshments in the Arena
Restaurant:

               (i)     for the first $1,500,000 in annual
                       Gross Receipts derived from the
                       sale of Refreshments in the Arena
                       Restaurant                                  5%

               (ii)    for all annual Gross Receipts derived
                       from the sale of Refreshments in the
                       Arena Restaurant in excess of $1,500,000
                       but less than $2,500,000                    6%

               (iii)   for all annual Gross Receipts derived
                       from the sale of Refreshments in the
                       Arena Restaurant in excess of $2,500,000    7%

          (c) Contractor agrees to pay the LLC as rent with respect to Clubhouse Sales, 6% of all Clubhouse Sales generated on and after the Substantial Completion Date of the Clubhouse.

          (d) Contractor agrees to pay the following rent with respect to all Gross Receipts derived from the sale of Refreshments through the use of Mobile Stands:

               (i) Prior to the Substantial Completion Date or November 1, 1997 (whichever shall earlier occur) the rental rate with respect to Gross Receipts derived from Mobile Stands shall be 6%.

               (ii) For the first $500,000 in annual Gross Receipts derived from the sale of Refreshments from Mobile Stands after the Substantial Completion Date or November 1, 1997 (whichever shall earlier occur) the rental rate shall be 12%.

               (iii) For all annual Gross Receipts derived from the Sale of Refreshments from Mobile Stands after the Substantial Completion Date or November 1, 1997 (whichever shall earlier occur) in excess of $500,000 shall be 15%.

               The foregoing rents shall be paid to the Owner controlling the site where the applicable Mobile Stands are located.

          (e) Except as described below, Contractor agrees to pay Developer the following rent with respect to Catering Sales:

               (i)     for the first $500,000 in annual
                       Catering Sales                             12%

               (ii)    for all annual Catering Sales in excess
                       of $500,000                                15%

               Any Catering Services performed in either the Arena Restaurant or the Clubhouse (including any outdoor area serviced from either location) shall be commissionable under this subsection (e) and not under subsection (b) or (c) above. However, the rent for any Catering Services performed in the Club house or on the grounds of the Callaway Golf Center shall be paid to the LLC instead of to Developer. Rents for Outside Catering shall be payable to the Owner controlling the site providing the services.

          (f) Contractor agrees to pay as rent with respect to all Vending Machines operated by Contractor (or its designee) a sum equal to fifty (50%) of the net amount collected (i.e. Gross Receipts less all applicable costs if Contractor operates the machines) or fifty percent (50%) of the net amount collected from any subcontractor retained to provide such services. The foregoing rents shall be paid to the Owner controlling the site where the applicable Vending Machines are located.

          (g) Contractor agrees to pay its pro-rata share of charges for Utility Services and Utility usage fees, common area maintenance and cleaning costs associated with the Park based on its percentage of the total useable square footage of the Park, up to a maximum payment equal to 4% of Contractor's Gross Receipts. Such payment shall be made to Developer.

          (h) Rents under this Section 5.1 payable hereunder shall be computed separately for each Owner on a monthly basis and shall be paid on the 20th day of the month following the month in which the applicable sales occur.

          (i) For purposes of this Section 5.1, "Annual" shall mean the Fiscal Year of this Agreement.

          (j) To the extent Gross Receipts at an Event can be allocated to a specific category of sales described herein because payment is received specifically for such category, the rental rate shall be that associated with such category. If Gross Receipts for an Event cannot be allocated (such as when the sponsoring group pays a lump sum for use of all facilities), the applicable rental rate shall be that described in Section 5.1(e) above.

          (k) Contractor shall have the right to deduct from and offset against any and all Rent payable under Section 5.1 hereof, all sums due and payable to Contractor from Owners, or either of them, from time to time, for any goods and/or services supplied Owners, or either of them, from time to time, and for any Occupancy Taxes paid by Contractor, it being the intent of the parties that Owners shall be responsible for any such taxes, whether assessed against Owners or Contractor.

     5.2     RECORDS, ACCOUNTING AND AUDIT.

     (a) Contractor will keep at its headquarters at the Park adequate and accurate accounting books and records prepared in accordance with GAAP of all business and transactions conducted under this Agreement, for all periods included within the Term of this Agreement, said records to include without limitation the daily receipts, the daily bank deposits, the daily sales and business done by the Contractor and Contractor shall preserve and make available for audit and examination by the Owner all of such records relating to the performance by Contractor of its obligations under this Agreement.
Such records will be maintained for two years following completion of operations for each year.

     (b)     Contractor shall maintain such accounting records on a Fiscal
Year basis.

     (c) Throughout the Term of this Agreement, Contractor shall submit to Developer, within ninety (90) days after the end of each Fiscal Year a report of all Gross Receipts for the prior Fiscal Year in the following categories:
Concession Sales, Catering Sales, Arena Restaurant Sales, Clubhouse Sales and Mobile Stand Sales (the "Sales Categories") certified by the chief financial officer of Contractor. In the event that Developer is not satisfied with the statements presented hereunder, Developer shall have the right to conduct a special audit of the Contractor's books and records related to the Gross Receipts, by auditors selected by Developer, provided it does so within 24 months following receipt of the above described financial statement. Should such audit(s) uncover a deficiency or deficiencies in payments by Contractor for any period covered, Contractor shall pay to the Owner to which such payment is due the amount of such payment deficiency within 20 days following receipt of the audit report and interest on the deficiency at the Default Rate from the applicable due date. If such payment deficiency is in excess of five percent of the aggregate amount reported, the cost of the audit shall be immediately due and payable by the Contractor. The foregoing shall not apply with respect to any potential "deficiency" which is the result of a disagreement between the parties unless and until such disagreement is resolved in favor of Owner(s).

     (d)     Contractor must submit to each Owner monthly by the twentieth
(20th) of the following month a report showing Gross Receipts in the Sales Categories described above.

     5.3 PERSONNEL. Contractor will hire, train and supervise, discipline and, if need be, dismiss all persons necessary to operate the Contractor's Services hereunder and will use all reasonable efforts to assure that its employees continually practice high standards of cleanliness, safety, courtesy and service customary in the industry. Training shall include: customer service, alcohol awareness, emergency procedures, health, safety, and sanitation practices. Employees of Contractor shall wear neat and clean uniforms displaying the Park's logo, but identifying themselves as Contractor's employees. Such uniforms shall be of a design reasonably satisfactory to both parties. Determining appropriate staffing levels and disposition of employees shall be Contractor's sole responsibility.

     Contractor shall appoint a general manager for Contractor's Services who shall be responsible for participation in Owner's budget process and shall report to representatives of Owners as shall be designated from time to time. The general manager so designated by Contractor shall participate in periodic meetings with Owners to review all matters pertaining to the design, operation, financial results and marketing and quality of Contractor's Services. Such general manager shall work at the Park on a full time basis and shall maintain his offices at the Park.

     Neither Contractor, nor any Affiliate of Contractor performing services under this Agreement, shall knowingly discriminate against any employee or applicant for employment because of age, race, creed, sex, color, disability or national origin, and Contractor and its Affiliates shall take affirmative action to ensure that any employee or applicant for employment is afforded equal employment opportunities, without discrimination because of age, race, creed, sex, color, disability or national origin. Such action shall be taken with reference to, but not limited to, recruitment, employment, job assignment, promotion, upgrading, demotion, transfer, layoff or termination, rates of pay or other forms of compensation in selection for training or retraining, including on the job training. Contractor shall require that its employees comply with Owner's general standards of conduct and customer service. Subject to compliance with such obligations, Contractor shall have plenary power with respect to the hiring and discharge of its employees.

     Owners shall not assume any obligations of Contractor to its employees, and all such obligations shall be the obligations of Contractor.

     The Contractor will participate in all of the Owners' "guest satisfaction" research and management programs and department reward and recognitions programs related to guest satisfaction. The Contractor's full time and seasonal employees shall be required to attend the Owners' guest services orientation program which emphasizes safety, service and quality.

     5.4 LICENSES AND PERMITS. Contractor shall obtain no later than the Substantial Completion Date, and thereafter, maintain in force during the Term of this Agreement, all necessary food, liquor and other licenses and permits and renewals thereof, provided that the Park's building structures, Utility Systems and transportation pathways and systems are in compliance with all Legal Requirements. Contractor shall pay fees and taxes which may be due and owing, from time to time, to federal, state or municipal authorities incidental to Contractor's Services. Owners agree to cooperate with Contractor in connection with filing applications for, and securing and maintaining in good standing, any and all licenses and permits and renewals thereof needed by Contractor to fulfill its obligations hereunder.

     5.5 COMPLIANCE WITH LAWS, POLICIES AND PROGRAMS. In connection with the performance of its obligations under this Agreement, Contractor shall at all times be, and will conduct Contractor's Services, in full and complete compliance and with any and all Legal Requirements. Contractor shall use all reasonable commercial efforts to maintain compliance with health code regulations, maintain no less than a B rating as determined by the County Health Department, and shall take all reasonable actions to cure any deficiencies promptly upon receipt of notification of same.

     Owners specifically grant to Contractor:

          (i) The right to enforce all Nevada laws, rules, regulations or orders relating to premises licensed to sell and serve alcoholic beverages and enforce all rules, regulations or orders of applicable Governmental Authorities.

          (ii) Full right, power and authority to take any and all actions necessary to enable and to ensure compliance with all laws, rules, regulations and orders concerning the sale and consumption of alcoholic beverages in the Park.

     5.6 PROCEEDINGS INVOLVING LICENSE AND PERMITS. Contractor shall promptly advise Owners in writing of any pending or threatened actions against it, by Governmental Authorities, which seek, or could result in, the suspension of revocation of any license or permit necessary for its performance under this Agreement. In the event of any scheduled suspension or revocation of Contractor's license to serve alcoholic beverages, and if such suspension or revocation shall not be stayed or appealed in such manner that will permit Contractor to continue to serve alcoholic beverages at the Park, then Contractor shall be obligated, subject to the approval of Developer, to secure an interim licensed bar operator at the Park to enable or permit the serving of alcoholic beverages. If Contractor has not secured an interim bar operator or made other arrangements as provided above, within a reasonable period of time, Developer without waiving any rights which it may otherwise have hereunder, shall have the right, but not the obligation, to secure an interim licensed bar operator.

     In such event, Contractor will make available to the interim bar operator, to the extent permitted by applicable law, if any, all supplies of applicable beverages then in its possession which were intended for sale or use at the Park, will afford to such interim bar operator the benefit of supply arrangements for beverages and will make applicable Food Service Facilities available to such interim bar operator.

     Contractor shall be entitled to reimbursement, at its cost, for all Refreshments furnished to and usable by such interim bar operator and for its cost and expenses actually and necessarily incurred in rendering the assistance and cooperation contemplated by the foregoing. Sales of interim bar operator, if retained by Developer, shall be excluded from Gross Receipts of Contractor and Contractor shall owe no percentage rent to Owners as a result of any of such Sales. Contractor shall resume the sale of alcoholic beverages at the Park upon restoration of the licenses or permits to do so.

     5.7 HOURS OF OPERATION. Contractor will open a sufficient number of Food Service Facilities (based on anticipated attendance and pre-sold ticket information provided by Owners) to satisfy anticipated patron demand on all days that the Park is open to the public. The parties covenant to work together on an on-going basis to ensure that service levels are maintained to mutually satisfactory levels.

     5.8 MAINTENANCE AND REFUSE. Contractor shall be responsible for the operation of its Food Service Assets and all maintenance, repair , upkeep and replacement thereof. Contractor shall use reasonable efforts to keep the private areas (i.e. . . kitchens, offices, commissary areas, and the interior of stands and bars) of the Food Service Facilities neat and clean. Contractor will not permit its employees to dispose of or discharge waste, garbage or refuse in any area in or outside the Park other than in areas specifically designated therefor.

     All of Contractor's refuse shall be removed by Contractor to the central refuse collection point for the Park on a regular basis. In addition, Contractor shall be responsible for cleaning the private areas of the Food Service Facilities and for any and all necessary pest control and sanitation activities, on a regular and continuing basis. Maintenance and cleaning of public portions of the Food Service Facilities and all outside areas such as cabanas, patios, terraces and decks shall be the responsibility of Owner.

     Both Owners and Contractor agree not to use Hazardous Substances at the Park except in accordance with all applicable Legal Requirements and each of them agrees to indemnify, defend, and hold the other party harmless for all losses, costs, damages, liabilities and expenses arising out of its use, generation or storage of Hazardous Substances at the Park.

     5.9 DELIVERIES. All deliveries of Refreshments and other items used or sold by Contractor at the Park shall be made only during normal operating hours and shall be made through a gate or gates designated by Developer. Acceptance of deliveries shall be solely Contractor's responsibility. Contractor shall use reasonable efforts to prevent the entry of any unauthorized persons into the Park through such gate or gates when open for purpose of such deliveries.

     5.10 MECHANICS LIEN. Contractor shall at all times protect and keep the Food Service Facilities and any property of Owners free and clear of all mechanics and other liens, attachments, encumbrances, or claims arising out of Food Service Services hereunder, its performance under this Agreement, and/or its use of the Concession Facilities. In the event any such lien is placed, or such encumbrances created, Contractor shall use all reasonable efforts to attempt to have them removed, and if necessary, shall provide the applicable Owner with a bond or other reasonable security. Nothing in this Agreement shall be construed to authorize or permit Contractor to create any lien or encumbrance on the Park or any portion thereof including the Food Service Facilities.

     5.11 PRODUCTS. Contractor agrees that it will have available at all times sufficient quantities and varieties of pure and wholesome Refreshments. Subject to Developer's reasonable approval, Contractor shall be entitled to use and promote any "private brand products" Contractor may own or control. Contractor will post menus, with prices, in conspicuous places within or adjacent to the Food Service Facilities. The menu design shall be subject to Developer's reasonable approval.

     5.12 SPONSOR AND BRANDED PRODUCTS. Developer shall have the right to require Contractor to sell certain food and/or non-alcoholic products or Branded Products and to otherwise take innovative action to increase sales and/or improve customer satisfaction, provided that Contractor's percentage fees (as delineated in Section 5.1 above) with respect to such items is equitably reduced to take into account any differential between the cost of product (including but not limited to applicable licensing, franchise and/or advertising fees) for such item and the average price of similar items Contractor is then selling. Contractor will not be required to sell Branded Products if any capital investment is necessary.

     5.13 SUBLEASING. Contractor shall have the right to license Food Service Facilities to third party vendors (including both private and charitable and/or not-for-profit organizations), provided that Developer shall have in its sole discretion first approved in writing such license, the products to be sold, the decor used, and any right's fee to be collected on Owner's behalf.

     5.14 INDEPENDENT CONTRACTORS. Contractor shall be an independent contractor under this Agreement and solely responsible for its own employees, agents and other representatives. This Agreement does not give rise to a partnership or joint venture among the parties hereto.

     5.15 OPERATING PLAN. On or before January 1st of each Fiscal Year, Contractor shall provide to Developer an operating plan that will include the following: menus and prices, proposed improvements, if any, a list of promotional items, if any, and Contractor's plan with respect to management and staffing. Any changes in such plan must be submitted to the Developer for approval. The Owner agrees not to unreasonably withhold its consent.

     5.16 SALES AT COST. Contractor will sell to each Owner Refreshments (except for alcoholic beverages) provided same is for consumption and not resale at Contractor's aggregate cost of production and service. Payment shall be due on a monthly basis. Contractor shall provide Owners with a monthly report and shall deduct what it is due from rents otherwise payable hereunder.

                                  ARTICLE VI
                         Indemnification and Insurance

     6.1     INDEMNIFICATION:

          (a) The Contractor shall and does agree to indemnify, protect, defend and hold harmless the Indemnities for, from and against all liabilities, claims, damages, losses, liens, fines, penalties, costs, causes of action, suits, judgments and expenses (including court costs, attorney fees and costs of investigation), of any nature, kind or description ("Damages") to the extent such Damages arise, directly or indirectly out of, or are caused by, or result from: (1) the services performed by Contractor at the Park; (2) Contractor's performance under this Agreement; or (3) any act or omission of Contractor, its Affiliate or anyone directly or indirectly employed by it.

          (b) Each Owner hereby agrees to indemnify, defend and hold harmless Contractor and any Affiliate thereof and all directors, officers, employees and agents of each of the foregoing (collectively "Contractor Indemnitees"), from and against all Damages asserted against, imposed upon or incurred by any of the Contractor Indemnitees, to the extent such Damages arise; directly or indirectly, out of or are caused by, or result from any of the following:

               (i) Any breach by such Owner of any of its representations, warranties, covenants, or agreements made in this Agreement.

               (ii) The performance (or nonperformance) by such Owner of its obligations hereunder, except any Damages resulting from the negligent acts or omissions of Contractor.

               (iii) Any attempt or threat (regardless of whether successful and regardless of whether litigation is commenced) by any person or entity to cause or require Contractor to pay or discharge any actual or claimed debt, obligation, liability or commitment of or associated with such Owner.

     6.2 WAIVER OF SUBROGATION RIGHTS: Notwithstanding any other provision of this Agreement, it is expressly agreed that neither Owners nor Contractor (the "First Party") shall be liable to the other (the "Second Party"), and each Second Party hereto hereby releases and waives all claims, rights of recovery, and causes of action that either such Second Party or any party claiming by, through or under such Second Party, by subrogation or otherwise, may now or hereafter have against the First Party or any of the First Party's directors, officers, employees, or agents for any loss or damage that may occur to the Park, the Food Service Facilities (and any and all improvements thereto), Food Service Assets or any of the contents of the Park, or for any interruption in its business, if sustained by reason of fire, (even if such fire is a result of the negligence or gross negligence of the First Party or any one or more of its directors, officers, employees or agents), or if sustained by reason of storm damage or the elements, or by other casualty event to the extent that such loss or damage is of a type that is, by its nature, recoverable by insurance (including any deductible), regardless of whether any policy is actually in effect. Both Owners and Contractor shall cause their respective insurance carriers to include provisions in all applicable policies authorizing the waiver of any rights by way of subrogation each might have against the other.

     6.3 CONTRACTOR'S INSURANCE. (a) The Contractor shall carry: (i) Worker's Compensation insurance in such amount as is required by the laws of the State of Nevada; (ii) liability insurance (commercial, liquor, and automobile liability coverages) with a combined single limit per occurrence of not less than $5,000,000 (with no exclusion for liability assumed by contract) and (iii) blanket crime insurance covering its employees in a minimum amount of $500,000. The Contractor shall deliver to Developer, as agent for both Owners, prior to the Commencement Date and then on or prior to, the expiration date of any then existing policies in the future during the Term hereof, a certificate of certificates evidencing that such insurance coverages are in effect for a period of not less than one year from the date of such certificate. All policies shall contain a clause providing in substance that such policies shall not be cancelled or any material provisions thereof amended adversely to Owners unless Owners shall have been first given at least thirty (30) days advance notice of such termination or of any such proposed amendment. Contractor shall cause the Indemnities to be named as an additional insured on its liability insurance policies.

     (b) All such policies may be provided under blanket and/or umbrella policies carried by the Contractor.

     (c) The insurance required by Section 6.3(a)(ii) shall be primary insurance and the insurer shall be liable for the full amount of any loss up to the total limit of liability required without the right of contribution of any other insurance coverage held by Owners.

     (d) This Section 6.3 is subject to all limitations identified in Sections 6.1 and 6.2. Nothing in this Section 6.3 shall be construed as requiring liability coverage and/or indemnification of Owners' negligence or willful action or omission.

                                 ARTICLE VII
                                  Assignment

     7.1 CONTRACTOR'S ASSIGNMENT. The Contractor shall not, without prior receipt of the express written consent of Owners, assign this Agreement or any of its duties as Contractor, provided that such written consent shall not be required where such assignment is to an Affiliate of Contractor. In the event of an assignment to an affiliate, Contractor shall remain liable for performance hereunder.

     7.2 TRANSFER OF OWNERSHIP. Owners covenant to cause this Agreement to be assigned to any transferee of the Park (or any portion thereof) and covenant to cause such transferee to assume its then unfulfilled obligations hereunder. Upon acceptance of such assignment, such transferee shall be bound by all of the provisions of this Agreement which are then applicable and shall be entitled to all of the corresponding rights hereunder and such transferee shall permit Contractor to continue in occupancy of the Food Service Facilities and to continue to operate under this Agreement, provided that Contractor is not in default hereunder, which default has remained uncured or unremedied after expiration of applicable grace/cure periods described in
Article VIII below.

     7.3 ATTORNMENT/NONDISTURBANCE. Contractor agrees that all of its rights under this Agreement are and will be subject and subordinate to any rights of the Landlord or any mortgages and/or security instruments that now exist or may later be placed upon the Park (collectively referred to as "Senior Interest"). Contractor also agrees that if the holder of any such Senior Interest ("Holder") or if the "Purchaser" of such Senior Interest at foreclosure sale, or sale in lieu thereof, requests Contractor to do so, Contractor shall attorn to and establish direct privity of estate and contract with and recognize such Holder or Purchaser as Owners' successor under this Agreement, provided that such Holder or Purchaser agrees to abide by the terms and conditions hereof. In consideration for the foregoing, Owners covenant to obtain from any and all of such Holder(s) (including, but not limited to Landlord), a covenant of nondisturbance for Contractor's benefit in the form of Exhibit C. Provision for such subordination, attornment and nondisturbance shall be made in one or more Subordination, Nondisturbance and Attornment Agreements (as necessary), each in substantially the form of Exhibit C hereto, which Contractor hereby agrees to enter into and Owners hereby agree to arrange for such Holder to enter into.

     7.4 ESTOPPEL CERTIFICATES. Contractor shall, from time to time, upon the request of Owners (or either of them) execute and deliver to the requesting Owner, or the requesting Owner's designee, a statement, satisfactory to Owner in form and substance, certifying, to the extent true and ascertainable: (a) that this Agreement constitutes the entire agreement between Owner(s) and Contractor and is unmodified and in full force and effect (or if there have been modification, that the same is in full force and effect as modified and stating the modifications); (b) the date to which the Rents hereunder have been paid; (c) that Owner is or Owners are not in default under this Agreement and that, to the best of Contractor's knowledge, no circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a default by Owner(s) hereunder; (d) the expiration date of the Term; and (e) any other matters relating to the status of this Agreement or the condition of the Park that Owner(s) may reasonably request. Such statement shall be delivered to Owner(s) or Owners' designee no later than twenty (20) business days after Owners' reasonable request therefor.

                               ARTICLE VIII
                               Termination

     8.1 TERMINATION OF CONTRACTOR. Owners may terminate this Agreement by written notice to such effect in the event: (a) Contractor fails to remit, for a period of twenty (20) days after receipt of written notice of demand therefor, any sums due and owing under this Agreement (except for such amounts which the Contractor, in good faith, disputes as owing); or (b) the Contractor fails in a material and substantial manner to perform its obligations hereunder where the effect thereof is to deprive Owners, in a substantial and material manner, of the benefits of this Agreement for a period of twenty (20) days after receipt of written notice specifying the nature of such default (except where such failure or refusal is due to a "Force Majeure" as described in Section 12.1 hereof) or (c) "Contractor's Insolvency" as defined in Section 8.4 shall occur or (d) as expressly provided elsewhere in this Agreement.

     8.2     TERMINATION BY CONTRACTOR.

     (a) In the event Owners or either of them fail to fulfill, in any material and substantial respect, its obligations hereunder and such failure continues unremedied for thirty (30) days after receipt of written notice of the particular failure (except where such failure or refusal is due to a "Force Majeure, as described in Section 12.1 hereof), Contractor may terminate this Agreement by furnishing Owners with written notice of its intent to do so.

     (b) In addition, Contractor shall have the unilateral right to terminate this Agreement in the event that:

          (i) sufficient financing for the development and construction of the All-American SportPark is not raised and written evidence of same presented to Contractor on or before November 30, 1997; or

          (ii) the All-American SportPark is not fully operational and open to the public by February 28, 1998.

     Such termination may be effected by written notice of intent to do so provided that same is delivered to Owners on or before February 28, 1998. If Contractor exercises its right to terminate in accordance with this provision, termination shall be effective 30 days following the date of the notice and the amount payable under Section 8.5(a) shall be equal to 100% of Contractor's Investment, payable in full upon date of termination. Section 8.3(d) shall not be applicable to this provision.

     8.3     GENERAL CURE PERIOD.  If the particular failure to perform under
Section 8.1 or Section 8.2 cannot be cured within the applicable curative periods provided above, the breaching party shall have a reasonable time thereafter in which to remedy the problem provided that it is diligently and continuously making any and all reasonable efforts required to correct the problem.

     8.4 REPOSSESSION, ETC. If this Agreement shall have terminated as provided in Section 8.1 or 8.2 or if a Contractor Insolvency occurs (whether or not this Agreement shall have terminated), Owners or their agents or employees may at any time thereafter either enter upon and repossess the Food Service Facilities or any part thereof, either by force, summary dispossession proceedings, ejectment or any suitable action or proceeding at law or otherwise, and may remove Contractor therefrom. For purposes hereof, "Contractor Insolvency" means (i) commencement by Contractor of a voluntary case or other proceeding seeking liquidation, reorganization, moratorium, dissolution, winding-up or composition or readjustment of its debts or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or the consent by Contractor to any such relief or to the appointment of or taking of possession by any such official in an involuntary case or other proceeding commenced against it or the making by Contractor of a general assignment for the benefit of creditors, or the taking by Contractor of any action to authorize any of the foregoing or indicating its consent to or approval of or acquiescence in any of the foregoing; or (ii) the commencement of an involuntary case or other proceeding against Contractor seeking liquidation, reorganization, moratorium, dissolution, winding-up or composition or readjustment of its debts or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official or it or any substantial part of its property, which involuntary case or other proceeding shall remain undismissed or unstayed for a period of 90 consecutive days.

     8.5 SALE OF CONTRACTOR'S ASSETS. Upon termination or expiration of this agreement for any reason, Contractor shall transfer its Refreshment inventory; its paper goods and supplies, and cleaning products; its leasehold interests, its Food Service Assets located at the Park (in the aggregate as the "Contractor's Then Existing Assets") to Owners and Owners shall pay Contractor a sum equal to the sum of the following in the aggregate:

     (a) Except as described in Section 8.3(b), 110% of the then undepreciated value of Contractor's Investment at the Park, using a 10 year straight-line method of depreciation from the Date of Substantial Completion or the date of installation (whichever shall later occur) of each asset until the date of termination of this Agreement. For purposes of this provision, "Contractor's Investment" shall mean the aggregate amount expended by Contractor for Development Costs for the Food Service Facilities and Food Service Assets (excluding only those items Contractor intends to remove in order to protect its Food Service Design Rights) under the terms and conditions of Article II including the unamortized balance of payments made by Contractor to Developer under Section 3.3 and all similar capital costs thereafter expended by Contractor at the Park.

          Notwithstanding the foregoing, upon expiration of this Agreement in accordance with its terms at the 10 year term hereof, the above-described "buyout" formula shall be reduced to 100% of the then undepreciated value of Contractor's Investment at the Park, using a 10 year straight-line method of depreciation from date of installation of each asset.

     (b) The invoice cost of then existing Refreshments, supply and paper goods, cleaning products and Smallwares.

     (c) To secure the above described obligation, Owners hereby grant Contractor a first priority security interest in: (i) any and all sums now or hereafter payable by Contractor to Owners hereunder; and (ii) all Food Service Facilities (and related improvements) installed at the Park and the proceeds thereof (the "Pledged Assets"). Owners further grant Contractor the right to execute and file any and all UCC-1's or other security filings Contractor may deem appropriate to perfect Contractor's security interest without Owners' signature. In the event of occurrence of default hereunder, Contractor shall have all rights of enforcement against and recourse to the foregoing Pledged Assets permitted under the Uniform Commercial Code.

     (d) In the event of termination during the first five years of the Term (unless such termination is due to the default of Owners, or either of them, or unless the termination is effected by Contractor under Section 8.2(b)), upon termination Owners shall have the right to pay the buyout described above over a four year period, provided they first give Contractor a duly executed negotiable promissory note and security agreement and related UCC-1 in a form provided by Contractor. Such security shall cover the Pledged Assets and the food and beverage sales at the Park. The note shall bear interest at 10% per annum. Said instruments shall give Contractor a perfected first priority lien on the Pledged Assets and the food and beverage sales. Repayment shall be made in 30 consecutive equal monthly payments.

                                 ARTICLE IX
                               Casualty Event

     9.1 After any damage to or destruction of the Park or any portion of the Park, Contractor shall continue the operation of Contractor's Services in the Park to the extent practicable from the standpoint of good business. If Owners shall elect to make any repairs, reconstruction or restoration of any such damage or destruction, Contractor shall not be entitled to any monetary or other damages because of any resulting inconvenience or loss. However, the Term of this Agreement shall be automatically extended in an equitable manner so that all parties shall have the full operational benefit of operating for the entire period originally intended under this Agreement. In the event of partial damages or destruction such extension shall be computed on a pro rata basis based on the proportionate reduction in Gross Receipts.

     Notwithstanding any provision hereof to the contrary, in case of any damage to or destruction of the Park (i) in connection with any taking or requisition of the Park or any part thereof or interest therein or any transfer in lieu thereof (an occurrence of the character described in this clause (i) being referred to herein as a "Condemnation" under Article XI hereof) or (ii) arising out of fire, flood or other casualty (an occurrence of the character referred to in this clause (ii) being referred to herein as a "Casualty"), Owners shall have no obligation to Contractor to effect any repair or restoration of such damage or destruction. If Owners fail to rebuild within 12 months, Contractor shall have the right to terminate this Agreement by written notice of its election to do so.

                                  ARTICLE X
                                 Arbitration

     10.1 Any controversy arising out of or relating to this Agreement, or relating to any breach hereof, shall be settled by arbitration in Las Vegas, Nevada in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then in effect. For disputes involving less than $500,000, one Arbitrator shall be selected by the "strike-off" method. Owners, jointly, and Contractor shall have the right to strike off unacceptable candidates or to prioritize the list of candidates, as the parties may elect. All disputes involving a sum of $500,000 or more shall be decided by a panel of 3 arbitrators selected by AAA through its normal panel presentation process. The award rendered by the Arbitrator(s) shall be final and judgment upon the award rendered by the Arbitrator(s) may be entered upon it in any court having jurisdiction thereof. The Arbitrator(s) shall possess the power to issue mandatory orders, and restraining orders in connection with such arbitration, including ordering specific performance. The expense of arbitration shall be borne by the losing party unless otherwise allocated by the Arbitrator(s). This agreement to arbitrate shall be specifically enforceable under the prevailing Arbitration Law. During the continuance of any arbitration proceedings, the parties shall continue to perform their respective obligations under this Agreement.

                                  ARTICLE XI
                                 Condemnation

     11.1 In the event of a taking (for any public or quasi-public use, under any statute or by right of eminent domain) of (a) all of the Park or (b) so much of the Park so that it no longer can be used for, or restored as a Park, Contractor's rights and obligation to perform under the terms and conditions of this Agreement, shall cease.

     11.2 In the event of any other taking of the Park for public or quasi-public use, under any statute or by right of eminent domain, if the Park is restored, this Agreement shall continue in full force and effect and the Term shall be extended in an equitable manner so that both parties will have the full operational benefit of operating for the entire period originally contemplated under this Agreement.

                                  ARTICLE XII
                                 Force Majeure

     12.1 It is expressly understood and agreed that failure or delay on the part of any party hereto in the performance in whole, or in part, of the terms and conditions of this Agreement shall not constitute a breach hereof, nor a default hereunder, if such failure or delay is attributable to acts of God, fire, floods, inevitable accident, or riots, insurrection, terrorism, public commotion, strikes or labor disturbances, embargo, emergency or governmental orders, regulations, actions, priority or other limitations or restrictions, or unforeseen cause interfering with personnel, sales, source of supplies, production, transportation and delivery, or for any cause beyond the control either party ("Force Majeure). The term of this Agreement shall be equitably extended in the event that the Park is shut down due to the occurrence of a Force Majeure for a period of time equal to the shut down period.

                                 ARTICLE XIII
                                 Miscellaneous

     13.1 The Agreement shall be governed in all respect by the laws of the State of Nevada without regard to such state's position with respect to Conflict of Laws.

     13.2 This Agreement may not be amended or modified except in a writing and signed by the parties.

     13.3 This Agreement and the terms hereof shall be unaffected by any reorganization, merger, recapitalization or change in structure of either party or by any transfer, lease, assignment or other change in ownership of the Park or any portion thereof.

     13.4 Where "consent" or "approval" of or "authorization" (in the aggregate a "Consent") from Owners or Developer is required hereunder, such Consent shall mean the Consent from Developer's Chief Executive Officer.
Where Consent of Contractor is required hereunder such Consent shall mean that of Contractor's Chief Executive Officer. Each party agrees that, except as otherwise provided in this Agreement, whenever prior Consent of a proposed action is required, it will not unreasonably withhold or delay such Consent. Failure to provide an explanation for disapproval shall be considered "unreasonable" per se. Each party also agrees that if it fails to either approve or disapprove a request for a Consent for a period of twenty (20) days (after receipt of the written request) or longer, the other party shall have the right to construe such silence as approval.

     13.5 All notices required or permitted to be given under the terms of this Agreement shall be sent in writing by certified mail, return receipt requested, hand delivered, or by courier service to the parties hereto at their addresses set forth below.

     To Contractor:
          Sierra Sportservice, Inc.
          438 Main Street
          Buffalo, NY  14202

     To Guarantor:
          Sportservice Corporation
          438 Main Street
          Buffalo, NY  14202
          Attn:  Office of the President

     With a copy to:
          General Counsel
          Sportservice Corporation
          438 Main Street
          Buffalo, NY  14202

     To Owners:
          Saint Andrews Golf Corporation
          5325 South Valley View
          Suite 10
          Las Vegas, NV 89118

or at such other address or addresses as may be specified by either party hereto by written notice delivered to the other as provided herein. Any such notice if sent in accordance with the provisions of this Section 13.5 shall be deemed the earlier of when received or within five (5) days following the deposit thereof in the U.S. mails as above provided.

     13.6 Any provision of this Agreement prohibited or invalidated by a court of competent jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or invalidity without affecting the validity of the remaining provisions of this Agreement.

     13.7 Except as otherwise described in Section 2.3 above, Contractor's obligations hereunder shall not vest until and unless the afterstated Conditions Precedent have been satisfied or waived by Contractor:

     a) Contractor has been provided with documentary evidence of sources of funding for the development budget of the Callaway Golf Center;

     b) Contractor received fully executed and filed copies of the memorandum of lease described in Section 4.2 above and confirmation of a first priority security position by its attorneys;

     c) Contractor has received fully executed copies of the nondisturbance agreements described in Section 7.3 above; and

     d)     All third party approvals have been received by both parties.

     In the event the foregoing has not been received by September 30, 1997, Contractor shall have the right to terminate this Agreement. Notwithstanding the foregoing, if Contractor fails to issue notice of termination by September 30, 1997, Contractor shall be deemed to have waived its right to so terminate.

                                 ARTICLE XIV
                   Guaranties of Payment and Performance

     14.1 As a condition and specific inducement to the Owners entering into this Agreement and in consideration of TEN AND NO/100 DOLLARS ($10.00) and the benefits to be derived by Guarantor upon the execution and performance of this Agreement by Contractor through the close affiliation of Guarantor with Contractor, the receipt and sufficiency of which are hereby acknowledged and confessed, Guarantor hereby covenants, guarantees and agrees as follows:

          (a) Subject to the terms of this Section, Guarantor hereby guarantees to the Owners the timely payment of all Rent, all sums now or hereafter due and owing by Contractor pursuant to Section 5.1 or otherwise under this Agreement, and the full and timely performance and observance of all of Contractor's other obligations and covenants in accordance with and subject to the terms and conditions of this Agreement throughout the entire Term of the Agreement (collectively, the "Guaranteed Obligations"). The guaranty covenants and obligations pursuant to this Article XIV are and shall for all purposes be deemed to be a guaranty of payment and performance, and not merely a guaranty of collection.

          (b) If any default is made by Contractor in the payment of any portion of the Guaranteed Obligations, or if Contractor defaults in the performance or observance of any of the terms, covenants or conditions of this Agreement or any portion of the Guaranteed Obligations and such default continues following notice to Contractor and Guarantor and expiration of applicable periods for remediation or cure by either Contractor or Guarantor (such notice and periods as described in Article VIII hereof), Guarantor shall, pay, perform and/or observe the same, provided that Guarantor shall enjoy (jointly with Contractor): (i) any and all defenses of Contractor with respect to any default of the Owners arising out of this Agreement (but specifically excluding, without limitation, any and all defenses arising, at law, in equity or otherwise out of the financial incapacity of Contractor under Bankruptcy Law or otherwise); and (ii) all rights hereunder of Contractor to enforce the obligations of the Owners described in this Agreement and the Contractor's rights under this Agreement.

          (c) Any act of the Owners consisting of a waiver of any of the terms or conditions of this Agreement, or the giving of any consent to any matter or thing relating to this Agreement, or the granting of any indulgence or extensions of time to Contractor, may be done without notice to Guarantor and without releasing the obligations of Guarantor hereunder.

          (d) It shall not be necessary for the Owners to enforce or seek to enforce any of its rights and remedies hereunder against Contractor prior to enforcing or seeking to enforce the same against Guarantor.

          (e) Guarantor waives diligence of the Owners or its assignees in pursuing any remedy against Contractor. Furthermore, the Owners shall not be required to pursue or exhaust any other remedies before invoking the benefits of the guaranty provided in this Article XIV and any pursuant of any such remedies shall in no manner impair or diminish the rights of the Owners under this Article XIV; however, Guarantor shall have the right to all defenses otherwise available to Contractor and to enforce, in its own name, all obligations of the Owners to the Contractor contained in this Agreement and for purposes of this Guaranty. The Owners acknowledge that it shall not have the right to allege lack of privity or that Guarantor does not hold the rights granted to Contractor herein in any action in which Guarantor asserts such defenses which are so available to Guarantor. Nothing in this Article XIV shall relieve or be deemed to relieve Contractor in any way of its obligations and liabilities under this Contract.

     14.2 Guarantor agrees that this provisions of Section 13.1 above shall apply to the provisions of this Article XIV and the performance hereunder by Guarantor.

     IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.


ATTEST:                            SIERRA SPORTSERVICE, INC.


________________________           By:/s/ Gordon Smith, Secretary/Treasurer


                                   SPORTSERVICE CORPORATION


_________________________          By:/s/ Gordon Smith, Vice President


                                   SAINT ANDREWS GOLF CORPORATION


_________________________          By:/s/ Ron Boreta, President

                                   All-AMERICAN GOLF LLC
                                   By: Saint Andrews Golf Corporation,
                                       its Manager


_________________________              By:/s/ Ron Boreta, President

                                  EXHIBITS


     A     =     Legal Description of Park
     B     =     Memorandum of Lease
     C     =     Subordination, Nondisturbance & Attornment Agreement